Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan of our reports dated February 18, 2022, with respect to the consolidated financial statements of Tri Pointe Homes, Inc. and the effectiveness of internal control over financial reporting of Tri Pointe Homes, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Irvine, California
April 21, 2022